UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 29, 2006

COMMUNITY BANCSHARES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-16461	63-0868361
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

68149 Main Street, Blountsville, Alabama 35031

(Address of Principal Executive Offices, including Zip Code)

(205) 429-1000

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 29, 2006, Community Bancshares, Inc. (“Community”) entered into an Agreement and Plan of Merger dated as of April 29, 2006 (the “Agreement”) by and between Community and The Banc Corporation (“The Banc”) pursuant to which, among other things, Community will be merged (the “Merger”) with and into The Banc.

Pursuant to the Agreement each share of Community common stock issued and outstanding as of the effective date of the Merger will be converted into the right to receive 0.8974 of a share of The Banc common stock. Community stockholders will not recognize any gain or loss for federal income tax purposes on their shares of Community common stock exchanged for The Banc common stock. In addition, Community’s stockholders may receive a special cash dividend of up to $0.50 per share, with a maximum of $4.4 million in the aggregate, payable at consummation of the transaction, subject to the satisfaction of various conditions specified in the Agreement.

The transaction, which is subject to regulatory approval, the approval of stockholders of both Community and The Banc, and other conditions, is anticipated to be completed by the end of 2006.

Neither Community nor Community’s officers, directors, or other affiliates, nor those persons’ respective affiliates had any prior material relationship with The Banc.

Item 8.01. Other Events.

On May 1, 2006, Community and The Banc issued a press release (the “Press Release”) announcing that Community and The Banc had entered into the Agreement as described in Item 1.01 of this Current Report. Pursuant to General Instruction F to the Commission’s Form 8-K, the Press Release is attached hereto as Exhibit 99.1 and is incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Press Release, dated May 1, 2006, of Community Bancshares, Inc. and The Banc Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCSHARES, INC.

/s/ Patrick M. Frawley
Patrick M. Frawley
Chairman, Chief Executive Officer and President

Date: May 1, 2006

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release, dated May 1, 2006, of Community Bancshares, Inc. and The Banc Corporation